Exhibit 2.1

AMENDMENT NO. 1 TO MERGER AGREEMENT

This AMENDMENT NO. 1 TO MERGER AGREEMENT (the “Agreement”), dated as of December 10, 2024 (the “Signing Date”), by and among Future Vision II Acquisition Corp., a Cayman Islands exempted company (the “Purchaser”), Future Vision II Acquisition Merger Subsidiary Corp., a Cayman Islands exempted company and a wholly owned subsidiary of the Purchaser (the “Merger Sub”), Viwo Technology Inc., a Cayman Islands exempted company (the “Company”). The Company, Purchaser and Merger Sub are sometimes collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, the Parties have previously entered into that certain Merger Agreement dated as of November 28, 2024 (“Original Agreement”) whereby, among other things, the Company will merge with Merger Sub and the Company will survive the merger as a wholly-owned subsidiary of the Purchaser and continue its business operations (the “Merger”);

WHEREAS, the Board of Directors of the Purchaser and the Company desires to align the interests of the Company shareholders after the closing of the Business Combination with the long-term growth and success of the Company, by requiring the Company Shareholders to enter into a lock-up agreement simultaneously with the Closing of the Business Combination. A form of the Lock Up Agreement is exhibited hereto as Exhibit A.

WHEREAS, the Parties now desire to amend certain terms, conditions and provisions of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows.

1.	Defined Terms. Terms not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

2.	Amendments.

A.	Article 1 of the Merger Agreement is hereby amended by adding the following:

“Company Lock Up Agreement” means a Lock Up Agreement substantially in the form exhibited to Amendment No. 1 of the Merger Agreement to be entered into by each Company Shareholder in connection with the Closing of the Business Combination.”

B.	The definition of “Transaction Documents” set forth in Article 1 of the Merger Agreement is hereby amended and restated in its entirety to include the “Company Lock-Up Agreement”:

“Transaction Documents” mean collectively, this Agreement, the Plan of Merger, the Non-Compete Agreements, the Company Lock Up Agreement, and the Company Transaction Support Agreement and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto.”

C.	Article VII Covenants of the Company is hereby amended by adding the following section as section 7.4:

“Prior to the Closing, the Company shall procure that each Company Shareholder enter into the Company Lock-Up Agreement.”

D.	Section 9.1 Condition to the Obligations of the Parties. is hereby amended by adding the following provision at the end of such section as a new subsection (f):

“The Parties shall execute the Company Lock Up Agreement”

3. Effect of the Amendment. Each of the Parties represents that it has all necessary power and authority to enter into and perform the obligations of this Agreement and that there are no consents or approvals required to be obtained by such Party for such Party to enter into and perform its obligations under this Amendment that have not been obtained. This Agreement shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as expressly and specifically amended hereby, all terms and provisions of the Merger Agreement are and shall remain in full force and effect, and all references to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement shall hereafter refer to the Merger Agreement as amended by this Agreement, and as it may hereafter be further amended or restated. Each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby.

4. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

5. Miscellaneous. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

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IN WITNESS WHEREOF, each of the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Purchaser	Future Vision II Acquisition Corp.

By:	/s/ Danhua Xu

Name:	Danhua Xu

Title:	CEO

Merger Sub	Future Vision II Acquisition Merger Subsidiary Corp.

By:	/s/ Caihong Chen

Name:	Caihong Chen

Title:	Director

Company	VIWO Technology Inc.

By:	/s/ Fidel Yang

Name:	Fidel Yang

Title:	CEO

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